Therapeutic Solutions International, Inc.
Discover the future

4093 Oceanside Blvd. Suite B
Oceanside CA 92056
www.therapeuticsolutionsint.com

December 11, 2019 LETTER OF INTENT - PERSONAL & CONFIDENTIAL

Mr. Wesley Chandler
Ms. Annaliza Young

WCTE
5703 Oberlin Drive, Ste. 212
San Diego, CA. 92121

Re: Letter of Intent to license US Patent No.: 9,803,176 B2 for use in Chronic Traumatic Encephalopathy (CTE), and Traumatic Brain Injury (TBI) for use within the area of athletics and athletics related injury.

Dear Mr. Chandler & Ms. Young,

This non-binding letter of intent (the "Letter of Intent") is made by and between Therapeutic Solutions International, Inc. ("Party A or TSOI") and WCTE ("Party B," and together with Party A, each a "Party" and collectively the "Parties") and sets forth the general terms and conditions of the Parties' agreement to license US Patent No.: 9,803,176 B2 (the "Proposed Transaction"). This letter contains non-binding provisions of understanding between Party A and Party B. Unless otherwise explicitly stated, it does not impose any legal obligations on either Party.

The Proposed Transaction requires additional documentation and approvals, including the preparation and approval of one or more final agreements (the "Final Agreements") setting forth the terms and conditions of the Proposed Transaction in further detail. Before the Final Agreements are reached, [I][we] would like to confirm that we share an understanding of the principal terms and conditions of the Proposed Transaction, and that all Parties are willing to proceed in mutual good faith to work toward Final Agreements and a closing consistent with these terms.

Our proposal is as follows:

1. PROPOSED TRANSACTION.

Party A will do the following:
License US Patent No.: 9,803,176 B2 for use in Chronic Traumatic Encephalopathy (CTE), and Traumatic Brain Injury (TBI) for use within the area of athletics and athletics related injury to Party B.

Party B will do the following:
In anticipation of final agreements Party B will begin efforts to raise neccessary capital within 90 days to pay a one-time fee of $200,000.00 with a principal remaining in the amount of $800,000.00 if and when the inception fee is paid.

2. TIMING.

The Parties shall execute the Final Agreements and close the Proposed Transaction when the inception fee has been paid in full(the "Closing Date") which shall be 90 days from the signing date of this letter.

3. CONTINGENCIES.

Any obligation to consummate the Proposed Transaction under the terms of this Letter of Intent is based entirely on satisfaction of each of the following conditions:

a. Execution of mutually acceptable Final Agreements under the laws of the state of California.

b. Receipt of all applicable consents, approvals, and authorizations including board, partnership, third party, and regulatory approvals, if any, relating to the Proposed Transaction.

4. NOTICE AFTER COMPLETION OF DUE DILIGENCE.

On or before the Completion Date, each Party shall notify the other Party in writing that it has completed substantial due diligence and is prepared to proceed with consummation of the Proposed Transaction (the "Notice of Intention to Proceed"). If a Party does not provide a Notice of Intention to Proceed to the other Party on or before the Due Diligence Completion Date, the other Party may cancel this proposal and, notwithstanding anything contained herein to the contrary, neither Party shall have any obligation or liability to the other Party. For the purposes of this Letter of Intent, the effective date of receipt of a Notice of Intention to Proceed will be the date of receipt as acknowledged in writing by the receiving Party.

5. FINAL AGREEMENTS.

The Final Agreements will include customary covenants, conditions, representations, and warranties, which will be made as of the Closing Date. The Parties recognize that this is a non-binding Letter of Intent and that there may be additional elements for negotiation and inclusion.

6. PUBLIC DISCLOSURES.

Except as may be required by law, neither Party shall make any public disclosure about the Proposed Transaction contemplated by this Letter of Intent before the Closing Date without the prior written approval of the other Party. If the law requires such disclosure, the disclosing Party must notify the other Party in advance and furnish the other Party with a copy of the anticipated disclosure. Any disclosure not required by law that occurs on or after the Closing Date must be mutually agreeable to the Parties; provided, however, that nothing in this Section 6 will prevent either Party from communicating information concerning this Letter of Intent to any of its respective affiliates, officers, directors, employees, or professional advisors or to any third parties whose consent is required in connection with the Proposed Transaction contemplated by this Letter of Intent.

7. ACCESS TO INFORMATION.

While this Letter of Intent remains in effect, each Party and its advisors shall have reasonable access to the other Party's books, records, and personnel files, and shall receive such financial and operational data and other information as that Party shall reasonably request. Any information so received shall be kept confidential by the receiving Party. On termination or expiration of this Letter of Intent, each Party shall return [promptly] any and all printed information received from the other Party in connection with the Proposed Transaction.

8. EXPENSES.

Unless and until otherwise agreed in writing, each Party shall be responsible for and bear all of its own costs and expenses (including any legal, accounting, broker, advisor, investment banking, or other fees and expenses or prior commitments in respect thereof) incurred in connection with the Proposed Transaction or this Letter of Intent, regardless of whether or not the Proposed Transaction is consummated. Except for breach of any confidentiality provisions hereof, neither Party shall have any liability to the other Party for any liabilities, losses, damages (whether special, incidental, or consequential), costs, or expenses incurred by the Party if negotiations between the Parties are terminated as provided in Section 9 below.

4093 Oceanside Blvd. Suite B
Oceanside CA 92056
www.therapeuticsolutionsint.com

9. NON-BINDING LETTER; WITHDRAWAL.

Each Party hereby reaffirms its intention that this Letter of Intent as a whole is not intended to constitute, and shall not constitute, a legal and binding obligation, contract, or agreement between the Parties, and is not intended to be relied on by any Party as constituting such. Accordingly, the Parties agree that either Party to this Letter of Intent may unilaterally withdraw from negotiation or dealing at any time for any or no reason at the withdrawing Party's sole discretion by notifying the other Party of the withdrawal in writing. If any Party withdraws from dealing or negotiation before March11th, 2020, or fails to negotiate in good faith, any obligation to negotiate and prepare the Final Agreements or otherwise deal with the other Party, and the agreements of the Parties set forth shall immediately terminate; provided, however, the terms of any Final Agreements entered into by the Parties control over the right to withdraw from dealing or negotiations in this Section.

If the foregoing terms and conditions are in form and substance acceptable to you, please so indicate by signing this Letter of Intent in the space provided below and returning it to the attention of the undersigned. I look forward to working with you to complete the Proposed Transaction.

AGREED AND ACCEPTED:

Therapeutic Solutions International, Inc.

By: [signature]
Timothy G. Dixon
Its: CEO

WCTE Inc.

By: [signature]
Mr. Wesley Chandler

By: ____________________
Ms. Annaliza Young